Exhibit 99.6

Filed by Cowen Group, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed under Rule 14a-12 of the Securities Act of 1934

Subject Company: Cowen Group, Inc.

Commission File No. 000-52048

Cowen Investment Banking Client Letter

4 June 2009

Dear [Client]:

We are pleased to announce that Cowen Group, Inc. and Ramius LLC have agreed to a combination that will create a diversified financial services firm.  As you may know, Ramius is an alternative investment firm with approximately $7.7 billion of assets under management.  The firm is headed by Peter Cohen, the former CEO of Shearson Lehman Brothers.

This combination brings together Ramius’ hedge fund, fund of fund and real estate business with Cowen’s established investment banking, research and sales and trading businesses and creates a complementary balance of capabilities that we believe will enable the new company to adopt a growth strategy that expands on the core competencies of both organizations.  We believe the new company will have a diverse platform with opportunities in our defined areas of expertise, a foundation for growth and significant employee ownership.

As you are aware, we are operating in an evolving environment.  It is after thoughtful and careful consideration, that we determined that a combination between Cowen and Ramius was the right approach to position ourselves to take advantage of the recent, and historic, industry dislocations and to create an enterprise well-positioned for the future.

We value our relationship and want to stress that this transaction will not materially impact our business with you.  Clients of both Cowen and Ramius will enjoy continuity in their investment management, research, advisory and brokerage relationships.  Our client-facing businesses have no significant revenue generation or professional staff overlap, and as a result, we envision uninterrupted delivery of key services.

Both Cowen and Ramius share the same vision of a sizable asset manager coupled with a premier sales, trading, research and investment banking platform that can operate as an alternative to other smaller boutiques and the larger unwieldy commercial banks.

We are excited about the opportunity to create a new company and expect the transaction to close in the fourth quarter of 2009. In the interim, Cowen and Ramius will continue to operate as separate companies and we do not expect any disruptions or changes to our business practices or strategic operations while completion of the transaction is pending.

Your business is extremely important to us and we look forward to building on our relationship as part of a stronger company.

For your convenience, attached is the press release we issued this morning.  Should you have any questions, please feel free to contact me.

Thank you for your continued support.

Sincerely,

[name]